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                                                                    EXHIBIT 99.1

                         LA JOLLA PHARMACEUTICAL COMPANY
                  REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

SAN DIEGO, MAY 5, 2005 -- La Jolla Pharmaceutical Company (Nasdaq: LJPC) reported a net loss for the first quarter ended March 31, 2005 of $9.1 million, or $0.13 per share (on 69.4 million weighted average shares), compared to a net loss of $8.4 million, or $0.15 per share (on 54.7 million weighted average shares), for the first quarter of 2004.

Total operating expenses increased to $9.3 million for the three months ended March 31, 2005 from $8.3 million for the same period in 2004 primarily due to termination benefits, mainly severance, of approximately $1.3 million recorded in March 2005, in connection with the termination of 61 employees.

Research and development expenses increased to $7.3 million for the three months ended March 31, 2005 from $6.8 million for the same period in 2004 primarily due to termination benefits, mainly severance, of approximately $0.9 million recorded in March 2005. In addition, there was an increase in expenses associated with the clinical benefit trial of Riquent(R), which was initiated in August 2004. These increases were partially offset by a decrease in expenses related to the purchase of raw materials for the production of Riquent, the Company's drug candidate for lupus kidney disease.

Cash, cash equivalents and short-term investments as of March 31, 2005 were $30.2 million compared to $23.1 million as of December 31, 2004. On February 2, 2005, the Company sold 12,250,000 shares of its common stock in a public offering for net proceeds, after expenses, of approximately $15.8 million.

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases and inflammation afflicting several million people in the United States and Europe. The Company is developing Riquent for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also in the early stage of developing small molecules to treat various other autoimmune and inflammatory conditions. The Company's common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its Web site: http://www.ljpc.com.

The forward-looking statements in this press release involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. Although we are seeking collaborative agreements to support the development of Riquent and our small molecule inflammation program, we cannot guarantee that we will be successful in establishing any such collaborative agreements or that the terms of any potential agreements will result in the payment of significant funds to us. The analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of
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systemic lupus erythematosus ("lupus") and any other drug candidate that we may develop, including the results of any trials that are ongoing or that we may initiate in the future, could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to the secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. The results from our clinical trials of Riquent, including the results of any trials that are ongoing or that we may initiate in the future, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or Europe, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any current or future trials or that any such trials will sufficiently demonstrate the safety and efficacy of Riquent. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories and will likely be reviewed as part of the Riquent approval process. Our other potential drug candidates are at earlier stages of development and involve comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date may not be indicative of future results. In any event, regulatory authorities may require clinical trials in addition to our current clinical trial, or may not approve our drugs. Our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: our clear need for additional financing or a collaborative agreement; obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; our ability to pass all necessary FDA inspections; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing and sales experience; our ability to make use of the orphan drug designation for Riquent; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form 10-K for the year ended December 31, 2004, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

                                       ###
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LA JOLLA PHARMACEUTICAL COMPANY
  CONDENSED FINANCIAL STATEMENTS (IN THOUSANDS EXCEPT PER SHARE DATA)

 SUMMARY OF OPERATIONS
                                                     THREE MONTHS ENDED
                                                          MARCH 31,
                                                         (UNAUDITED)
                                                    2005            2004
                                                 --------------------------
 Research and development expense                  $ 7,348         $ 6,801
 General and administrative expense                  1,908           1,518
                                                 -----------      ----------
     Total expenses                                  9,256           8,319

                                                 -----------      ----------
 Loss from operations                               (9,256)         (8,319)

 Interest income (expense), net                        114             (56)

                                                 -----------      ----------
 Net loss                                        $  (9,142)       $ (8,375)
                                                 ===========      ==========

 Basic and diluted net loss per share            $   (0.13)       $  (0.15)
                                                 ===========      ==========

 Shares used in computing basic and diluted
 net loss per share                                 69,405          54,747
                                                 ===========      ==========

 BALANCE SHEET INFORMATION
                                                  MARCH 31,      DECEMBER 31,
                                                    2005             2004
                                                 -----------     -----------
                                                 (UNAUDITED)
 ASSETS
 Cash, cash equivalents, and short-term
 investments                                     $  30,203        $ 23,065

 Other assets                                        9,249           9,961

                                                 -----------     -----------
     Total assets                                $  39,452        $ 33,026
                                                 ===========     ===========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Liabilities                                     $   6,668        $  7,025

 Stockholders' equity                               32,784          26,001

                                                 -----------     -----------
   Total liabilities and stockholders' equity    $  39,452        $ 33,026
                                                 ===========     ===========